UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 15, 2006
GOODRICH CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	1-892	34-0252680
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
(Address of Principal Executive Offices)(Zip Code)
Registrant’s telephone number, including area code: (704) 423-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
     In connection with the election of Gerald T. Witowski to the position of Vice President and Segment President, Electronic Systems, of Goodrich Corporation (the “Company”), the Company and Mr. Witowski entered into a Management Continuity Agreement dated as of March 15, 2006 in the form incorporated by reference as Exhibit 10(AA) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The agreement provides for a two-year period of employment commencing upon a change in control (as defined in the agreement) in the same position and with the same responsibilities and authorities that Mr. Witowski possessed immediately prior to the change in control and generally with the same benefits and level of compensation, including average annual increases. If the Company or its successor terminates his employment during that two-year period for reasons other than “cause” or he voluntarily terminates his employment for a “good reason” (in each case as defined in the agreement), Mr. Witowski would be entitled to the equivalent of three years of additional compensation and benefits (including excise tax gross-up) calculated in accordance with the agreement.
     On March 15, 2006, Mr. Witowski became eligible to participate in the Company’s Supplemental Executive Retirement Plan, the form of which is filed as Exhibit 10(W) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Pursuant to the plan, Mr. Witowski will earn a supplemental pension benefit equal to 1.6 percent of his final average earnings (as defined in the agreement) for each of his first 15 years of participation in the Company’s non-qualified defined benefit pension plan; provided, however, that the number of years of service under the plan, when added to the number of years of credited service under the Company’s tax-qualified defined benefit pension plan, cannot exceed a total of 35. The plan also provides Mr. Witowski with a supplemental retiree medical benefit upon termination of employment equal to the full benefits of the Goodrich Retiree Medical Plan as then in effect, even if he is not otherwise eligible to participate in or not entitled to full benefits under the Goodrich Retiree Medical Plan.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH CORPORATION (Registrant)

Date: March 17, 2006	By:	/s/ Kenneth L. Wagner

Kenneth L. Wagner Assistant Secretary

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